Exhibit 10.10

AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO LEASE AGREEMENT (this "Amendment")is made as of the 17th day of April, 2014, by and between RIVERAIR, LC, a Virginia limited liability company("Landlord"), and K2M, Inc., a Delaware corporation ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated April 1, 2010 (the "Lease"), pursuant to which Tenant leased that certain premises (the "Premises") located at 751 Miller Drive, Leesburg, Virginia (the "Building"); and

WHEREAS, Landlord and Tenant desire to amend the Lease as set forth In this
Amendment.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,and intending to be legally bound, the parties hereto agree as follows:

1. Lease Term Extension. Landlord and Tenant do hereby extend the Term for an additional twelve (12) calendar month period (the "Extension Term"). Accordingly, the Term Expiration Date is May 31, 2016. Notwithstanding the foregoing, Tenant shall have the right to terminate this Lease effective from and after the first day of the ninth (9th) calendar month of the Extension Term through the end of the Extension Term (such date, if any, the "Termination Date"). To exercise its right of termination, Tenant shall deliver to Landlord a notice of termination at least thirty (30) days prior to the Termination Date and shall specify the actual Termination Date selected by Tenant. During the Extension Term, the Basic Rent shall be on the same terms and conditions as set forth in the Lease, including a 3% escalation on June 1,2015.

2. Holding Over by Tenant. Section 27.13 of the Lease is deleted in its entirety and replaced with the following:

"27.13 Holding Over by Tenant. Any holding over after the Term Expiration Date or the termination of the Term if sooner with the consent of Landlord shall be construed to be a tenancy from month to month. Any holdover after the expiration of the Term (or any extension thereof) without Landlord's consent shall constitute a default by Tenant and entitle Landlord to reenter the Premises as provided in Section 16 hereof."

3. Waiver of Right of First Refusal. Tenant hereby irrevocably waives its right of first refusal contained in Section 30 of the Lease.

4. Miscellaneous. Each capitalized term used herein that is not defined in this Amendment shall have the meaning ascribed to it in the Lease. Except as expressly modified by this Amendment, all of the terms and conditions of the Lease, as amended or supplemented hereby, shall remain in full force and effect. If any provision of this Amendment conflicts with a provision of the Lease, the provision of this Amendment shall govern. The recitals set forth above are incorporated herein as if set forth in full. This Amendment may be executed in counterparts, which together shall constitute a single instrument. Delivery of this Amendment by electronic means is effective.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD
RIVERAIR, LC,
a Virginia limited liability company

By: /s/ Richard Ellis Ward
Name: Richard Ellis Ward
Title: President

TENANT:

K2M,Inc.,
a Delaware corporation

By: /s/ David B. MacDonald
Name: David B. MacDonald
                     Title: SVP-Operations